Exhibit 21.1

SUBSIDIARIES OF GLOBUS MARITIME LIMITED

Name	Jurisdiction of Incorporation	Name Under Which the Subsidiaries do Business
Globus Shipmanagement Corp.	Marshall Islands	Globus Shipmanagement Corp.
Elysium Maritime Limited	Marshall Islands	Elysium Maritime Limited
Devocean Maritime Ltd.	Marshall Islands	Devocean Maritime Ltd.
Domina Maritime Ltd.	Marshall Islands	Domina Maritime Ltd.
Dulac Maritime S.A.	Marshall Islands	Dulac Maritime S.A.
Kelty Marine Ltd.	Marshall Islands	Kelty Marine Ltd.
Sibelle Marine Inc.	Marshall Islands	Sibelle Marine Inc.
Supreme Navigation Co.	Marshall Islands	Supreme Navigation Co.
Adagio Marine S.A.	Marshall Islands	Adagio Marine S.A.
Abrosa Shipping Inc.	Marshall Islands	Abrosa Shipping Inc.
Rosario Maritime Inc.	Marshall Islands	Rosario Maritime Inc.
Artful Shipholding S.A.	Marshall Islands	Artful Shipholding S.A.
Longevity Maritime Limited	Malta	Longevity Maritime Limited